Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”) dated as of October 5, 2018, is between Concentrix CVG Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, Convergys Corporation, a corporation duly organized under the laws of the State of Ohio (“Convergys”), and the Trustee are parties to an Indenture, dated as of October 13, 2009 (the “Indenture”), pursuant to which Convergys issued its 5.75% Junior Subordinated Convertible Debentures due 2029 (the “Securities”);

WHEREAS, on June 28, 2018, Convergys, SYNNEX Corporation, a Delaware corporation (“SYNNEX”), Delta Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of SYNNEX (“Merger Sub I”) and the Company entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto dated as of August 22, 2018 (as so amended, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, (a) Merger Sub I will merge with and into Convergys (the “Initial Merger”), with Convergys surviving the Initial Merger as a wholly owned subsidiary of SYNNEX and (b) immediately following the Initial Merger, Convergys, as the surviving entity, will merge with and into the Company (the “Subsequent Merger” and, together with the Initial Merger, the “Merger”), with the Company surviving the Subsequent Merger as a wholly owned subsidiary of SYNNEX;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Initial Merger (the “Effective Time”), each common share, without par value, of Convergys (each, a “Common Share”) issued and outstanding immediately prior to the effective time (other than cancelled shares, converted shares, and dissenting shares) shall be automatically converted into (a) 0.1263 shares of common stock, par value $0.001 per share, of SYNNEX (“SYNNEX Common Stock”) and (b) the right to receive $13.25 in cash, without interest;

WHEREAS, Section 8.07(a) of the Indenture provides, among other things, that, upon the occurrence of a Merger Event, Convergys shall execute with the Trustee a supplemental indenture permitted under Section 14.01(f) of the Indenture providing that, at and after the effective time of such Merger Event, the right to convert each $1,000 Principal Amount of Securities shall be changed into a right to convert such principal amount of Securities into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Shares equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “Unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Common Share is entitled to receive, i.e., 0.1263 shares of SYNNEX Common Stock and $13.25 in cash) upon the occurrence of such Merger Event; provided, however, that at and after the effective time of such Merger Event (A) the amount otherwise payable in cash upon conversion of the Securities pursuant to Section 8.02 of the Indenture shall continue to be payable in cash, (B) the number of Common Shares (if the Company does not elect to pay cash in lieu of all such Common Shares) otherwise deliverable upon conversion of the Securities pursuant to Section 8.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Common Shares would have received in such Merger Event and (C) the Daily VWAP shall be calculated based on the value of a Unit of Reference Property;

WHEREAS, the Merger constitutes a Merger Event under the Indenture;

WHEREAS, in accordance with Section 14.01(b) of the Indenture, the Company and the Trustee may enter into this Supplemental Indenture without the consent of any Holders to provide for the assumption by the Company, as the Surviving Entity in the Merger, of all obligations of Convergys under the Securities and the Indenture pursuant to Article 10 of the Indenture;

WHEREAS, in accordance with Section 14.01(f) of the Indenture, the Company and the Trustee may enter into this Supplemental Indenture without the consent of any Holders in connection with any Merger Event, to provide that the Securities are convertible into Reference Property, subject to the provisions of Sections 8.02 and 8.07 of the Indenture, and make related changes to the terms of the Securities to the extent expressly required by Section 8.07 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officers’ Certificate described in Sections 1.02, 8.07(b), 10.01(c) and 14.03 of the Indenture and an Opinion of Counsel described in Sections 1.02, 10.01(c) and 14.03 of the Indenture; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of all Holders of the Securities as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.          General.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

EFFECT OF THE MERGER

Section 2.01.          Conversion Right.  In accordance with Section 8.07(a) of the Indenture, at and after the Effective Time, the number of Common Shares that the Company would be required to deliver upon conversion of the Securities in accordance with Sections 8.02 and 8.06 of the Indenture shall instead be deliverable in Units of Reference Property, so that upon conversion, the converting Holder, for each $1,000 Principal Amount of Securities being converted, shall be entitled to receive a number of Units of Reference Property equal to the applicable Conversion Rate; provided, however, that at and after the Effective Time (A) the amount otherwise payable in cash upon conversion of the Securities pursuant to Section 8.02 of the Indenture shall continue to be payable in cash, (B) the number of Common Shares (if the Company does not elect to pay cash in lieu of all such Common Shares) otherwise deliverable upon conversion of the Securities pursuant to Section 8.02 shall instead be deliverable in the Units of Reference Property that a holder of that number of Common Shares would have received in the Merger and (C) the Daily VWAP and Last Reported Sale Price shall, to the extent reasonably possible, be calculated based on the value of a Unit of Reference Property and the definitions of Market Disruption Event and Trading Day shall be determined by reference to SYNNEX Common Stock; provided, further, that the provisions of the Indenture, as modified herein, including, without limitation, (i) all references and provisions respecting the terms “Common Shares,” “Conversion Price” and “Conversion Rate,” and the provisions of Section 8.01 of the Indenture with respect to when when a Holder may surrender its Securities for conversion, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Security into Reference Property.

Section 2.02.          Adjustments to Conversion Rate.  As and to the extent required by Section 8.07(a) of the Indenture, the Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as possible to the adjustments provided for  in Article 8 of the Indenture.  For the avoidance of doubt, immediately following the Effective Time, and without giving effect to any adjustment required by Section 8.06 of the Indenture in respect of the Merger, the Conversion Rate shall be  90.7697 Units of Reference Property per $1,000 Principal Amount of Securities, subject thereafter to adjustment as set forth in the Indenture.

ARTICLE 3

AGREEMENT TO ASSUME OBLIGATIONS

Section 3.01.          Assumption of Obligations.  Immediately upon the effectiveness of the Subsequent Merger pursuant to Article 10 of the Indenture, the Company (i) hereby assumes all of Convergys’s obligations under the Securities and the Indenture, including, without limitation, the due and punctual payment of the principal of and interest on all of the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or satisfied by Convergys, and (ii) hereby succeeds to, and is substituted for, and may exercise every right and power of, Convergys under the Indenture and the Securities as if the Company had been named in the Indenture and the Securities as Convergys.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01.          Effectiveness; Construction.  This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof.  Upon such effectiveness, the Indenture shall be supplemented in accordance herewith.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.  The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 4.02.          Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 4.03.          Trustee Matters.  The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby.  The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.  The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.04.          No Third-Party Beneficiaries.  Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 4.05.          Severability.  In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 4.06.          Headings.  The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.07.          Successors.  All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 4.08.          Governing Law.  This Supplemental Indenture shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 4.09.          Counterpart Signatures.  This Supplemental Indenture may be signed by the parties hereto in multiple counterparts.  Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplement Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.10.          Waiver of Jury Trial.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CONCENTRIX CVG CORPORATION

By:	/s/ Simon Y. Leung
Name: Simon Y. Leung
Title: Senior Vice President, Legal

U.S. BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ William Sicking
Name: William Sicking
Title: Vice President